Exhibit 99.1

Company Contact:	Company Contact:

Michael J. Fitzpatrick	James S. Vaccaro
Executive Vice President/Chief Financial Officer	President and Chief Executive Officer
OceanFirst Financial Corp.	Central Jersey Bancorp
Tel: (732) 240-4500, Ext. 7506	Tel: (732) 663-4000, Ext. 4040
E-Mail: Mfitzpatrick@oceanfirst.com	E-Mail: jvaccaro@cjbna.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP. AND CENTRAL JERSEY BANCORP

ANNOUNCE TERMINATION OF MERGER AGREEMENT

TOMS RIVER AND OAKHURST, NEW JERSEY, DECEMBER 17, 2009…OceanFirst Financial Corp. [NASDAQ: OCFC] (“OceanFirst”) and Central Jersey Bancorp [NASDAQ: CJBK] (“Central Jersey”) today announced their mutual agreement to terminate the agreement and plan of merger entered into by OceanFirst and Central Jersey on May 26, 2009, without penalty to either party. Regulatory approval for the merger of Central Jersey with and into OceanFirst has not yet been obtained and, as a result, the merger cannot be completed by December 31, 2009 as contemplated by the merger agreement. In a joint statement, James S. Vaccaro, President and Chief Executive Officer of Central Jersey, and Vito R. Nardelli, Executive Vice President and Chief Operating Officer of OceanFirst Bank, stated: “We believed on May 26, 2009 that the combination of these two institutions was in the best interest of our customers, shareholders, employees and our communities. We still believe that today, however, the current environment is such that obtaining regulatory approval has taken much longer than we anticipated and has reached a point where we believe that continuing to wait for this approval is not in the best interest of either company.”

About OceanFirst

OceanFirst Financial Corp. is the parent holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902 is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. The Bank is located in the central coastal area of New Jersey between the major metropolitan cities of New York and Philadelphia. With administrative offices in Toms River, New Jersey, OceanFirst Bank provides financial services to retail and business customers throughout the Jersey Shore market.

Additional information is available on the OceanFirst’s website at www.oceanfirst.com. The shares of OceanFirst are traded on the NASDAQ [Global Market] under the symbol “OCFC.”

About Central Jersey

Central Jersey Bancorp is a bank holding company headquartered in Oakhurst, New Jersey. The holding company was incorporated in New Jersey on March 7, 2000, and became an active bank holding company on August 1, 2000 through the acquisition of Monmouth Community Bank, N.A. On January 1, 2005, Monmouth Community Bancorp changed its name to Central Jersey Bancorp and completed its strategic business combination transaction with Allaire Community Bank, a New Jersey state chartered bank, pursuant to which Allaire Community Bank became a wholly-owned bank subsidiary of Central Jersey Bancorp. In August 2005, Central Jersey Bancorp’s two operating subsidiaries, Monmouth Community Bank, N.A. and Allaire Community Bank, combined to form Central Jersey Bank, N.A. Central Jersey Bank, N.A. provides a full range of banking services to individual and banking customers located primarily in Monmouth and Ocean Counties.

Additional information is available on the Central Jersey’s website at www.cjbna.com. The shares of Central Jersey are traded on the NASDAQ Global Market under the symbol “CJBK.”

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.